Exhibit 5.1

June 1, 2006

Zumiez Inc.

6300 Merrill Creek Parkway, Suite B

Everett, WA 98203

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Zumiez Inc., a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the above-referenced Registration Statement on Form S-3 filed on the date hereof with the Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of common stock, no par value per share (the “Common Stock”), of the Company, covering the offering and sale of 2,428,668 shares of Common Stock by the Selling Shareholders named in the Registration Statement (the “Shares”).

In connection with the preparation and filing of the Registration Statement, we have reviewed the Company’s Articles of Incorporation and Bylaws and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we deemed necessary in order to express the opinions set forth below. The law covered by the opinions expressed herein is expressly limited to the Washington Business Corporation Act and the Federal law of the United States (the “Covered Law”). To the extent that the law of any other jurisdiction other than those mentioned in the prior sentence impact the opinions expressed herein, we assume in our opinions that such law is the same as the Covered Law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under conflicts of law principles or otherwise. We express no opinion except as expressly set forth in the paragraph below and no opinions shall be implied. The opinion expressed herein is an opinion of legal matters and not factual matters.

Based on the foregoing, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

Our opinion is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise upon any change in law, facts or circumstances, occurring after the date hereof except in any additional or supplemental opinions that we may render with respect to the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus contained within the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

PRESTON GATES & ELLIS LLP